DEFERRED COMPENSATION AGREEMENT

This Agreement between Southwestern Energy Company (the Company) and _________________ (the Director) is made as of June , 2019, under the Southwestern Energy Company Nonemployee Director Deferred Compensation Plan (the Deferred Compensation Plan).

(1)    Deferred Compensation Plan. The Director agrees to the terms and conditions of the Deferred Compensation Plan, a copy of which has been delivered to the Director and constitutes a part of this Agreement. Capitalized words and phrases, when used in this Agreement, shall have the meaning given to them in the Deferred Compensation Plan, unless otherwise defined herein.
(2)    Election to Defer Cash Compensation. The Director authorizes and directs the Company to defer _____% of Cash Compensation earned on or after July 1, 2019, to be applied pro rata to each payment of Cash Compensation to which the Director is entitled.
(3)    Election to Defer Stock Award. The Director authorizes and directs the Company to defer _____% of his or her Stock Award granted on or after July 1, 2019. If and to the extent that any Stock Award that is deferred pursuant to this election is subject to a vesting schedule or other substantial risk of forfeiture, the portion of the Director’s Stock Account under the Deferred Compensation Plan that is attributable to the deferred Stock Award shall vest at the same times as the Stock Award would have vested if no deferral had been made.
(4)    Time Of Distribution. The Director elects to receive the amount of deferred compensation credited to his or her Deferred Accounts, pursuant to Paragraphs 2 and 3 of this Agreement:

(a)    Cash Account:

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in a lump sum on the later of the 7th month following the Director’s separation from service or the January immediately following the calendar year in which the Director has a Separation from Service; or

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in ______ annual installments (not to exceed five), beginning on the later of the 7th month following the Director’s separation from service or the January immediately following the calendar year in which the Director has a Separation from Service.

(b)    Stock Account:

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all of the stock shall be distributed on the later of the 7th month following the Director’s separation from service or the January immediately following the calendar year in which the Director has a Separation from Service; or

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the stock shall be distributed in ______ annual installments (not to exceed ten), beginning on the later of the 7th month following the Director’s separation from service or the January immediately following the calendar year in which the Director has a Separation from Service.

(5)    Rolling Election. Elections shall continue from Plan Year to Plan Year unless the Director terminates or modifies such elections by written request delivered to the Company prior to the commencement of the Plan Year for which such termination is first effective. Each such election shall be effective for Cash Compensation earned, or Stock Awards granted, as applicable, in the following Plan Year and all subsequent Plan Years unless and until terminated or modified.

(6)    Beneficiary. The Director requests that, following his or her death, any amounts remaining in his or her Deferred Fee Accounts be paid (in accordance with Section 4 above) to the Beneficiary or Beneficiaries he or she has designated below:

This form supersedes any previous Beneficiary designation the Director might have previously made under the Deferred Compensation Plan.

NAME & ADDRESS	RELATIONSHIP	PERCENTAGE
_______________________ _______________________ _______________________	____________________	_________________
NAME & ADDRESS	RELATIONSHIP	PERCENTAGE
_______________________ _______________________ _______________________	____________________	_________________

Investment Election for Cash Compensation Deferrals	Allocation Amount
American EuroPacific Growth Fund	__________%
American Growth Fund of America	__________%
Dreyfus Bond Market Index	__________%
DWS Equity 500 Index Fund	__________%
Glenmede Small Cap Equity Fund	__________%
iShares MSCI EAFE International Index	__________%
LSV Value Equity Fund	__________%
PGIM Jennison Mid Cap Growth Fund	__________%
Retirement Reserves Money Fund	__________%
T. Rowe Price Retirement 2010 Fund	__________%
T. Rowe Price Retirement 2020 Fund	__________%
T. Rowe Price Retirement 2030 Fund	__________%
T. Rowe Price Retirement 2040 Fund	__________%
T. Rowe Price Retirement 2050 Fund	__________%
T. Rowe Price Retirement 2060 Fund	__________%
T. Rowe Price Retirement Balanced Fund	__________%
Wells Fargo Core Bond Fund	__________%
Totals Must Equal 100%	__________%

You give investment directions for your Plan account by selecting from deemed investment choices provided under the Plan, as determined by Southwestern Energy Company. If you do not make an investment selection at enrollment, cash deferrals will be allocated to the age appropriate T. Rowe Price Target Date Fund, which has been selected by Southwestern Energy Company.

Investing in these investment options, which are intended as long-term investments, involves risk, including the possible loss of principal. Investments in foreign securities or sector investment options, including technology or real estate stocks, are subject to substantial volatility due to adverse political, economic or other developments and may carry additional risk resulting from lack of industry diversification. Investment options that invest in small or mid-capitalization companies experience a greater degree of market volatility than those of large-capitalization stocks and are riskier investments. Fixed income portfolios have the same interest rate, inflation, and credit risks associated with the underlying bonds owned by the portfolio. Generally, the value of fixed income securities rises when prevailing interest rates fall and falls when interest rates rise. Investing in lower-grade debt securities ("junk" bonds) may be subject to greater market fluctuations and risk of loss of income and principal than securities in higher rated categories. There are ongoing fees and expenses associated with owning these investment options. Bear in mind that higher return potential is accompanied by higher risk.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written above.

Director

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